Exhibit 23.5

Boyd Exploration Consultants Ltd.
 1200, 800 - 6 Avenue S.W.
Calgary, Alberta, Canada T2P 3G3
Phone:(403)233-2455
Fax: (403)262-4334

CONSENT OF CONSULTANT

Boyd Exploration Consultants Ltd., hereby consents to being identified in the manner stated on the attached page in any registration statement or other document filed with the Securities and Exchange Commission by Seitel, Inc. and agrees that the statements regarding the services provided are true and accurate. Boyd Exploration Consultants Ltd., further hereby consents to Seitel, Inc. providing this consent to the Securities and Exchange Commission.

Boyd Exploration Consultants Ltd.
By:	/s/ John Boyd

Name:	John Boyd
Title:	President

Date:	April 26, 2002